New Perspective Fund

September 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$317,926
Class B	$323
Class C	$3,414
Class F1	$10,848
Class F2	$11,587
Total	$344,098
Class 529-A	$11,820
Class 529-B	$0
Class 529-C	$777
Class 529-E	$461
Class 529-F1	$470
Class R-1	$272
Class R-2	$1,870
Class R-3	$10,925
Class R-4	$14,941
Class R-5	$16,866
Class R-6	$57,657
Total	$116,059

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3310
Class B	$0.0294
Class C	$0.0865
Class F1	$0.3207
Class F2	$0.4216
Class 529-A	$0.3140
Class 529-B	$0.0000
Class 529-C	$0.0864
Class 529-E	$0.2376
Class 529-F1	$0.3790
Class R-1	$0.1022
Class R-2	$0.1054
Class R-3	$0.2489
Class R-4	$0.3380
Class R-5	$0.4223
Class R-6	$0.4382

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	945,147
Class B	7,981
Class C	38,202
Class F1	38,124
Class F2	32,208
Total	1,061,662
Class 529-A	38,102
Class 529-B	1,121
Class 529-C	8,940
Class 529-E	1,901
Class 529-F1	1,379
Class R-1	2,609
Class R-2	16,882
Class R-3	45,346
Class R-4	45,449
Class R-5	34,970
Class R-6	160,816
Total	357,515

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.52
Class B	$36.02
Class C	$35.43
Class F1	$36.34
Class F2	$36.52
Class 529-A	$36.20
Class 529-B	$35.75
Class 529-C	$35.43
Class 529-E	$35.87
Class 529-F1	$36.18
Class R-1	$35.21
Class R-2	$35.46
Class R-3	$35.83
Class R-4	$36.14
Class R-5	$36.55
Class R-6	$36.60